EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Asure Software, Inc. on Form S-3 File No. 333-278590, Form S-4 File No. 333-278589 and on Form S-8 File Nos. 333-230967, 333-232754, 333-249986, and 333-268220, of our report dated March 6, 2025, with respect to our audits of the consolidated financial statements of Asure Software, Inc. as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023 and our report dated March 6, 2025, with respect to our audit of internal control over financial reporting of Asure Software, Inc. as of December 31, 2024, which reports are included in this Annual Report on Form 10-K of Asure Software, Inc. for the year ended December 31, 2024

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum LLP

Marcum LLP
Los Angeles, California
March 6, 2025